                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/X/  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              UNITED FOODS, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               UNITED FOODS, INC.
                              TEN PICTSWEET DRIVE
                          BELLS, TENNESSEE 38006-0119


                              -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JULY 10, 1996

                              -------------------



To the Stockholders of
UNITED FOODS, INC.

      Notice is hereby given that the Annual Meeting of the Stockholders of UNITED FOODS, INC., a Delaware corporation, hereinafter called the "Company," will be held in the Corporate Conference Room of United Foods, Inc., Ten Pictsweet Drive, Bells, Tennessee, on July 10, 1996, at 9:00 A.M., Central Daylight Saving Time, for the following purposes:

      1. To elect one Class A director and two Class B directors to serve for terms of three years each and until the election and qualification of their successors.

      2. To approve an amendment to the Company's Certificate of Incorporation to decrease the number of authorized but unissued shares of Class A and Class B Common Stock.

      3. To approve the appointment of BDO Seidman, LLP as independent public accountants for the Company.

      4. To transact such other business as may properly come before the meeting or at any adjournments thereof, although management is not at present aware of any other business to be considered.

      The stock transfer book will not be closed, but the Board of Directors has fixed May 31, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accordingly, only stockholders of record at the close of business on such date will be entitled to vote at the meeting or any adjournments thereof.

                               RETURN OF PROXIES

      It is important that the Proxy be returned promptly in order to assure a quorum at the Annual Meeting. Stockholders are urged to date, execute and return the Proxy in the envelope enclosed with it, which requires no postage if mailed in the United States.



                                                UNITED FOODS, INC.



                                                By: Daniel B. Tankersley
Dated: June 17, 1996                            Secretary

                               UNITED FOODS, INC.
                              TEN PICTSWEET DRIVE
                          BELLS, TENNESSEE 38006-0119

                            ----------------------

                                PROXY STATEMENT
                      MAILED TO STOCKHOLDERS JUNE 17, 1996

                            ----------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on July 10, 1996. The cost of soliciting the proxies will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of stock. Proxies may be solicited personally, by mail, by telephone, by facsimile or by telegraph by officers, directors or other employees of the Company, without remuneration other than their regular compensation. Proxies may also be solicited by regular employees of the Company at nominal cost. Any stockholder giving a proxy has the power to revoke it at any time prior to its exercise either by notifying the Company in writing that a proxy previously granted to its management is revoked, or by giving a written proxy regarding the matters discussed herein, appropriately signed and dated, to any other person.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. An abstention will have the effect of a vote against the matter submitted for stockholder approval. If a broker indicates that it does not have discretionary authority to vote certain shares, those shares will not be considered as present and entitled to vote with respect to that matter and will have no impact on the outcome of the vote except with respect to Proposal 2 as described below. The election of directors and approval of outside accountants are matters on which a broker has the discretion to vote if instructions are not received from the client at least 10 days prior to the Annual Meeting. A broker will not have discretion to vote on the amendment of the Company's Certificate of Incorporation without instructions from the client.

     The Company has outstanding an aggregate of 10,809,929 shares of stock, all Common Stock, $1 par value per share, of which 5,110,125 shares are Class A shares and 5,699,804 shares are Class B shares. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of any business. The Class A shares and the Class B shares will vote separately on Proposal 1, which is the election of directors. The Class A shares will elect one director and each share will be entitled to one vote for one nominee. The Class B shares will elect two directors and each share will be entitled to one vote for each of two nominees. Directors shall be elected by a plurality of the outstanding shares of the respective class present in person or represented by proxy at the meeting. The Class A shares and Class B shares will also vote separately on Proposal 2, which is to amend the Company's Certificate of Incorporation to reduce the number of authorized but unissued shares of Class A and Class B Common Stock. The affirmative vote of a majority of the issued and outstanding shares of Class A Common Stock and a majority of the issued and outstanding shares of Class B Common Stock is required for approval of the amendment. Negative votes, abstentions and failures to vote due to a broker's lack of discretionary authority will all have the same effect on the outcome of this proposal. With respect to Proposal 3, which is to approve the appointment of the independent public accountants, the Class A shares and Class B shares will vote as a single class, with each Class A share having one-tenth of a vote and each Class B share having one vote. The appointment of the independent public accountants shall be approved by an affirmative vote of the majority of the votes of the outstanding shares present in person or represented by proxy at the meeting. With respect to Proposal 4, which is the transaction of such other business as may properly come before the meeting, the Class A shares and the Class B shares will vote as a single class, unless the Company's certificate of incorporation or the General Corporation Law of Delaware expressly requires voting as separate classes. When voting as a single class, each Class A share will have one-tenth of a vote and each Class B share will have one vote. When voting as separate classes, each Class A share and each Class B share will have one vote. Management is not aware, at present, of any other business to be considered at the Annual Meeting to be held on July 10, 1996. Any proxy granting authority to the holder thereof to vote upon matters under Proposal 4 shall be effective with respect to all such matters, whether the voting on any such matter is as a single class or as separate classes. Only stockholders of record May 31, 1996, shall be entitled to vote at the Annual Meeting on July 10, 1996, or an adjournment or adjournments thereof.

                               SECURITY OWNERSHIP
PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock of the Company which are, to the best of management's belief, controlled or beneficially owned, directly or indirectly, by the holders of five percent or more of the voting stock of the Company.

                                             Beneficial Stock Ownership
                                    ----------------------------------------------
                                                  Percent                  Percent
 Owner's Name and Address           Class A(1)  of Class(2)    Class B    of Class
- ----------------------------------  ----------  -----------  -----------  --------
Dimensional Fund Advisors, Inc.(4)    441,700      6.9%        441,700      7.7%
  1299 Ocean Avenue, Suite 650
  Santa Monica, California

Donald Dresser (7)                    365,300      6.0          56,800      1.0%
  206 Normandy Place
  Jackson, Tennessee 38305

Tankersley Group(5)                 3,265,591     36.8%      2,866,198     50.3%
  Ten Pictsweet Drive
  Bells, Tennessee 38006

Tweedy, Browne Company L.P.(3)        330,087      5.5%            -        -
  52 Vanderbilt Ave.
  New York, NY 10017

MANAGEMENT

     The following table sets forth the number of shares of Common Stock of the Company which are, to the best of management's belief, controlled or beneficially owned, directly or indirectly, by each of the present directors and nominees and by all directors and officers of the Company, as a group.


                                                Beneficial Stock Ownership
                                   ----------------------------------------------------
                                                  Percent of                  Percent
 Name of Director or Nominee        Class A(1)    Class(2)(6)   Class B     of Class(6)
 --------------------------------- -----------    -----------  ---------    -----------
Darla T. Darnall                      440,871         6.8%      440,871          7.7%

B. M. Ennis(7)                        200,400         3.3%          300           (*)

Dr. Joseph A. Geary                         -           -             -           -

Carl W. Gruenewald, II(7)             105,884         1.8%            -           -

Kelle T. Northern                     440,871         6.8%       440,871         7.7%

Daniel B. Tankersley                  712,176        11.3%       312,783         5.5%

James I. Tankersley(5)              2,553,415        29.9%     2,553,415        44.8%

Julia T. Wells(7)                     156,042         2.8%             -           -

John S. Wilder                              -           -          1,000          (*)

All Directors and Officers of the
  Company as a Group(14 Persons)    4,314,617        48.3%     2,928,898        51.4%

- ----------------------------
(1) The following table shows shares of Class A Common Stock, included in the number of shares beneficially owned, which may be acquired upon the conversion of Class B Common Stock.

                                 Number of                        Number of
Name                              Shares    Name                   Shares
- -------------------------------  ---------  --------------------  ---------
Darla T. Darnall                   440,871  Kelle T. Northern       440,871
Dimensional Fund Advisors, Inc.    441,700  Daniel B. Tankersley    312,783
W. Donald Dresser                   56,800  James I. Tankersley   2,553,415
B. M. Ennis                            300

(2) Total Class A shares used to calculate percent of class includes 889,384 shares Class A Common Stock underlying Incentive Stock Options and the shares of Class A Common Stock which may be acquired by the beneficial owner upon the conversion of Class B Common Stock.

(3) Based on the Schedule 13D filed by Tweedy, Browne Company L.P. on March 27, 1996.

(4) Based on the Schedule 13G filed by Dimensional Fund Advisors, Inc. on February 7, 1996.

(5) The Tankersley Group consists of the following shares beneficially owned by Darla T. Darnall, Kelle T. Northern, Daniel B. Tankersley, Edna W. Tankersley, James I. Tankersley and James W. Tankersley:

                                         Percent of                      Percent
Name                     Class A(1)     Class(2)(6)     Class B        of Class(6)
- ----------------------   ----------     -----------   -----------      -----------
Darla T. Darnall           440,871           6.8%        440,871            7.7%

Kelle T. Northern          440,871           6.8%        440,871            7.7%

Daniel B. Tankersley       712,176          11.3%        312,783            5.5%

Edna W. Tankersley           9,474             (*)         9,474              (*)

James I. Tankersley      1,221,328           9.5%      1,231,328           21.7%

James W. Tankersley        440,871           6.8%        440,871            7.7%

James I. Tankersley has no power to vote or dispose of and disclaims beneficial ownership of the 9,474 shares of Class B Common Stock owned by his spouse, Edna
W. Tankersley. All members of the above group may be reached at Ten Pictsweet Drive, Bells, Tennessee 38006.

(6)   (*)  Indicates less than one percent of class.

(7) The following table shows shares of Class A Common Stock, included in the number of shares beneficially owned, which may be purchased upon exercise of a stock option within 60 days of the Record Date.


                         Number of                           Number of
Name of Option Holder     Shares    Name of Option Holder      Shares
- ---------------------    ---------  ----------------------   ---------
W. Donald Dresser        200,000    Carl W. Gruenewald, II    105,884

B. M. Ennis              200,000    Julia T. Wells             10,000

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Three directors, comprising one third of the entire membership of the Board of Directors of the Company, are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees shown below to hold office until their respective terms expire and until their successors are duly elected and qualified. Although it is not contemplated that any nominee will decline or be unable to serve as a director, in either event the proxies will be voted by the proxy holders for such other person as may be designated by present management.

     The names of the nominees and of the directors not standing for election and certain information about each of them are set forth below.

NOMINEES FOR ELECTION AS DIRECTOR FOR TERMS EXPIRING IN 1999

     DANIEL B. TANKERSLEY(1) (AGE 49), CLASS A DIRECTOR

     Vice Chairman of the Board since 1992 and Secretary of the Company since 1978. Mr. Tankersley was Executive Vice President and General Counsel of the Company from 1989 to 1992 and Vice President of the Company from 1979 to 1989. He has been associated with the Company since 1973 and has been a Director of the Company since 1979.

     CARL W. GRUENEWALD, II (AGE 62), CLASS B DIRECTOR

     Senior Vice President-Finance of the Company since 1982 and Treasurer of the Company since 1977. Mr. Gruenewald has been associated with the Company since 1966 and has been a Director of the Company since 1981.

     JULIA  T. WELLS(1) (AGE 57), CLASS B DIRECTOR

     Director of Marketing Services for the Company's Pictsweet Frozen Foods Division since 1986. Mrs. Wells has been associated with the Company since 1964 and has been a Director of the Company since 1990.

DIRECTORS WHOSE TERMS EXPIRE IN 1998

     DR. JOSEPH A. GEARY(2)(3) (AGE 43), CLASS A DIRECTOR

     Minister, Concord United Methodist Church, Paducah, Kentucky since 1991. He has been a Director of the Company since 1991.

     B. M. ENNIS (AGE 58), CLASS B DIRECTOR

     President of the Company since 1989. Mr. Ennis has been associated with the Company since 1968 and has been a Director of the Company since 1978.

     JAMES I. TANKERSLEY (1)(4) (AGE 54), CLASS B DIRECTOR

     Chairman of the Board of the Company since 1986. Mr. Tankersley has been the Chief Executive Officer of the Company since 1983 and served as President of the Company from 1977 to 1989. He has been associated with the Company since 1964 and has been a Director of the Company since 1972.

DIRECTORS WHOSE TERMS EXPIRE IN 1997

     JOHN S. WILDER (2)(3) (AGE 74), CLASS A DIRECTOR

     Speaker of the Senate and Lieutenant Governor of the State of Tennessee since 1970 and has served continuously in the Tennessee State Legislature since 1968, having served two year terms in 1959 and 1966. Governor Wilder is an attorney with John S. Wilder and Associates, an Association of Attorneys, in Somerville, Tennessee and is also a director of The Somerville Bank and Trust Co., Chairman of the Board of Cumberland Bancorp, Inc., a director of Cumberland Bank of Carthage, Tennessee, Chairman of the Board of First Federal Bankshares, Inc., a director of First Federal Bank, FSB of Collierville, Tennessee and a director of the Bank of Green Hills of Nashville, Tennessee. He is a director and Vice-President of the Longtown Supply Company, Inc. of Longtown, Tennessee, a farming, cotton-ginning and merchandise business, a partner in Longtown Farms, a partnership engaged in the business of farming and a director of Health Management, Inc., a pathological waste disposal company. He has been a Director of the Company since 1979.

     DARLA T. DARNALL (4) (AGE 33), CLASS B DIRECTOR

     Marketing Analyst for the Company's Pictsweet Frozen Foods Division from 1985 to 1990. Mrs. Darnall has been associated with the Company since 1981 and has been a Director of the Company since 1990.

     KELLE T. NORTHERN (4) (AGE 29), CLASS B DIRECTOR

     Manager - Human Resources for the Company's Pictsweet Frozen Foods Division from 1990 to 1996. Mrs. Northern has been associated with the Company since 1982 and has been a Director of the Company since 1991.

COMMITTEES

     The Company does not have a Nominating Committee, but the Board of Directors has appointed a standing Audit Committee, Compensation Committee, Executive Committee and Strategic Planning Committee.

     The members of the Audit Committee are John S. Wilder (Chairman) and Dr. Joseph A. Geary, neither of whom is an employee of the Company. The Committee recommends to the Board of Directors the firm to be employed as independent public accountants. The Committee periodically reviews with management the Company's accounting policies, internal control systems and public disclosure system. The Committee also consults with the Company's independent public accountants regarding the plan of audit, the adequacy of internal controls and the audit report.

     The members of the Compensation Committee are John S. Wilder (Chairman) and Dr. Joseph A. Geary, neither of whom is an employee of the Company. The Committee has the responsibility to review and recommend to the Board of Directors for approval the annual salary, bonus, stock options and other benefits of the five most highly compensated senior executives of the Company and to review generally the executive compensation programs and policies of the Company. The Compensation Committee was first established by the Board of Directors on May 12, 1995.

     The members of the Executive Committee are James I. Tankersley (Chairman), Daniel B. Tankersley and Julia T. Wells. The Committee acts for the Board of Directors, within certain limits, when necessary, in managing the business and affairs of the Company.

     The members of the Strategic Planning Committee are James I. Tankersley (Chairman), Darla T. Darnall and Kelle T. Northern. The Committee examines broad trends in the food industry and the economy with a view to determine the validity of the Company's basic corporate objectives.

MEETING ATTENDANCE

     The Board of Directors met four times, the Executive Committee met nine times, the Audit Committee met four times, the Compensation Committee met four times and the Strategic Planning Committee met once during the last fiscal year and each director attended 100 percent of the total number of applicable Board or Committee meetings.
- -------------------------------------------

     (1) Member of the Executive Committee.

     (2) Member of the Audit Committee.

     (3) Member of the Compensation Committee.

     (4) Member of the Strategic Planning Committee.

                               EXECUTIVE OFFICERS

     The names and positions of all the executive officers of the Company are listed below along with their business experience during the past five years. Officers are appointed annually by the Board of Directors at the meeting of directors immediately following the annual meeting of stockholders. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was appointed.



NAME, AGE AND POSITION           BUSINESS EXPERIENCE DURING PAST FIVE YEARS
- ----------------------           ------------------------------------------
James I. Tankersley, 54          Chairman of the Board since 1986; Chief
  Chairman of the Board and      Executive Officer since 1983; President from
  Chief Executive Officer        1977 to 1989; joined the Company in 1964.

Daniel B. Tankersley, 49         Vice Chairman since 1992 and Secretary since
  Vice Chairman and Secretary    1978; Executive Vice President and General
                                 Counsel from 1989 to 1992; Vice President
                                 from 1979 to 1989; joined the Company in
                                 1973.

B. M. Ennis, 58                  President since 1989; Vice Chairman from 1989
  President                      to 1990; Senior Vice President from 1982 to
                                 1989; joined the Company in 1968.

Carl W. Gruenewald, II, 62       Senior Vice President and Chief Financial
  Senior Vice President, Chief   Officer since 1982 and Treasurer since 1977;
  Financial Officer and          joined the Company in 1966.
  Treasurer

W. Donald Dresser, 48            Executive Vice President and Director of
  Executive Vice President and   Development since 1989. Vice
  Director of Development        President-Business Development and General
                                 Counsel from joining the Company in 1985 to
                                 1989.

Mason A. Leonard, 51             Division President since 1989; Vice President
  Division President             from 1985 to 1989; joined the Company in
  Pictsweet Frozen Foods         1982.

John D. Haltom, 48               Division President since 1990;
  Division President             Director-Inventory, Purchasing and
  Pictsweet Mushroom Farms       Distribution for the Pictsweet Frozen Foods
                                 Division from 1979 to 1990; joined the
                                 Company in 1974.

Robert B. Kendrick, 58           Vice President, Engineering since 1993;
  Vice President, Engineering    Director-Manufacturing for the Pictsweet
                                 Frozen Foods Division from 1984 to 1993;
                                 joined the Company in 1970.

FAMILY RELATIONSHIPS

     James I. Tankersley, Daniel B. Tankersley and Julia T. Wells are brothers and sister. Darla T. Darnall and Kelle T. Northern are the daughters of James
I. Tankersley. These are the only family relationships between any director or executive officer and any other director or executive officer of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1991 the Company guaranteed a $225,000 bank loan to the Senior Vice President - Finance of the Company. The purpose of this guarantee was to allow him to refinance a loan he had with another bank and to meet certain family financial obligations which he felt obliged to assume. On July 12, 1991 the Board of Directors determined that the loan guarantee was reasonably expected to benefit the Company and authorized the guarantee. The largest amount outstanding of such indebtedness during the year ended February 29, 1996 was $106,794 and the amount outstanding on May 1, 1996 was $65,521.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT


                     NUMBER                                      FAILURE TO FILE
                       OF       TRANSACTIONS NOT REPORTED ON A          A
REPORTING PERSON  LATE REPORTS           TIMELY BASIS             REQUIRED FORM
- ----------------  ------------  ------------------------------    --------------
John D. Haltom         -                       1                        1

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

     The following table sets forth the total annual compensation paid or accrued by the Company during the three years ended February 29, 1996 for the account of each of the five most highly compensated executive officers of the Company whose total cash compensation exceeded $100,000:


                           SUMMARY COMPENSATION TABLE
                           Annual Compensation
- -----------------------------------------------------

                                                       All Other
                                                        Compen
                                     Salary    Bonus    sation
 Name and Principal Position  Year     ($)      ($)     ($)(1)
- ------------------------------------------------------------------
James I. Tankersley           1996   750,000   21,015    234,062
Chairman & CEO                1995   724,817  103,596    339,351
                              1994   670,125   20,539     96,458

Daniel B. Tankersley          1996   500,000   13,843    169,843
Vice Chairman                 1995   490,073   68,934    239,265
                              1994   463,933   14,220     84,985

B. M. Ennis                   1996   250,000    6,604     95,057
President                     1995   245,337   31,649    114,806
                              1994   232,741    7,133     61,907

Carl W. Gruenewald, II        1996   235,000    6,218     98,751
Senior VP                     1995   230,337   29,803    118,193
                              1994   217,741    6,674     69,811

W. Donald Dresser             1996   235,000    6,150     80,919
Executive VP                  1995   230,337   29,261     98,647
                              1994   217,741    6,674     53,789

- --------------------------------------------------------
 (1) All other compensation consists of the following:

ALL OTHER COMPENSATION

                                                             Unfunded   Group Life
                                                 Committee  Retirement  Insurance
                                      Board Fees    Fees       Plan      Premiums
Name and Principal Position  Year       ($)         ($)        ($)         ($)
- ----------------------------------------------------------------------------------
James I. Tankersley          1996      52,000     30,000     133,627      18,435
Chairman & CEO               1995      50,750     30,000     241,496      17,105
                             1994      48,000     30,000       2,479      15,979

Daniel B. Tankersley         1996      52,000     30,000      81,917       5,926
Vice Chairman                1995      50,750     30,000     152,918       5,597
                             1994      48,000     30,000       1,716       5,269

B. M. Ennis                  1996      52,000          -      27,381      15,676
President                    1995      50,750          -      49,874      14,182
                             1994      48,000          -         865      13,042

Carl W. Gruenewald, II       1996      52,000          -      26,215      20,356
Senior VP                    1995      50,750          -      47,659      19,784
                             1994      48,000          -         806      21,005

W. Donald Dresser            1996      20,500     31,500      23,296       5,623
Executive VP                 1995      50,750          -      42,600       5,297
                             1994      48,000          -         806       4,983

OPTIONS/SAR GRANTS

     The Company did not grant stock options or stock appreciation rights to any of the officers named in the Summary Compensation Table during the last fiscal year. The following table sets forth the options and/or stock appreciation rights exercised during the last fiscal year by each named officer, the aggregate number of options held by each named officer, and the value realized from exercised options and inherent in unexercised options:



              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                      Value of
                                                                   Number of          Unexercised
                                                                  Unexercised         In-the-Money
                                                                  Options/SARs       Options/SARs at
                                                                 at FY-End (#)         FY-End ($)
                                                                -----------------------------------
                               Shares Acquired on     Value       Exercisable/        Exercisable/
                                   Exercise          Realized    Unexercisable(1)     Unexercisable
Name and Principal Position          (#)               ($)            (#)                 ($)
- ---------------------------------------------------------------------------------------------------

James I. Tankersley                                                 -0-/-0-             -0-/-0-
Chairman & CEO                       -0-               -0-          -0-/-0-             -0-/-0-
Daniel B. Tankersley                                                -0-/-0-             -0-/-0-
Vice Chairman                        -0-               -0-          -0-/-0-             -0-/-0-
B. M. Ennis                                                       200,000/-0-         175,000/-0-
President                            -0-               -0-        200,000/-0-         175,000/-0-
Carl W. Gruenewald, II                                            105,884/-0-          92,649/-0-
Senior Vice President                -0-               -0-        105,884/-0-          92,649/-0-
W. Donald Dresser                                                 200,000/-0-         175,000/-0-
Executive Vice President             -0-               -0-        200,000/-0-         175,000/-0-

- --------------------------------------------------
     (1) The options expire in December 1997.

COMPENSATION OF DIRECTORS

     All directors of the Company receive an annual fee of $45,000 for service on the Board and $1,750 for each meeting of the Board of Directors attended (not including telephone meetings). Each member of the Executive Committee receives an annual fee of $30,000 for service on the Committee. In addition, any director subject to self-employment tax is reimbursed for one-half of the self-employment taxes payable with respect to director or committee fees, plus an amount equal to the additional taxes resulting from such reimbursement. Dr. Geary, a non-employee director, receives additional compensation in the form of personal travel expense reimbursement and Mrs. Darnall and Mrs. Northern, non-employee directors receive additional compensation in the form of personal travel expense reimbursement and use of a company car, but in no case does the value of such compensation exceed $15,000.

COMPENSATION REPORT FROM THE COMPENSATION COMMITTEE

     On May 12, 1995, the Board of Directors established a Compensation Committee and appointed John S. Wilder and Dr. Joseph A. Geary to serve on the Committee. The Compensation Committee has the responsibility to review and recommend to the Board of Directors for approval the annual salary, bonus, stock options and other benefits offered to the five most highly compensated senior executives of the Company and to review generally the executive compensation programs and policies of the Company. In previous fiscal years, compensation decisions for senior executives were made by the full Board acting on the recommendations of the Chairman of the Board. No compensation decisions for senior executives were made during the fiscal year ended February 29, 1996 prior to the formation of the Compensation Committee, and thereafter the Board has acted only in accordance with the recommendations of the Compensation Committee.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     Following its establishment, the Compensation Committee adopted a statement of compensation policies and procedures applicable to executive officers for fiscal 1996. The primary objectives of the Committee's policies are as follows:

   - to attract, retain, and reward management personnel who are key to the success of the Company by providing a compensation program that is competitive with or superior to compensation provided to similarly situated executive officers of companies of comparable size and/or in comparable lines of business;

   - to reward personal contributions in the areas of leadership, strategic planning and development, management development, and industry involvement that, in the judgment of the Compensation Committee, significantly and positively affect the success of the Company;

   - to ensure that compensation levels are properly aligned with the Company's performance and corporate culture by providing appropriate incentives for executive officers to achieve corporate and personal goals; and

   - to align long-term interests of the Company's executive officers with policies which will ensure the long-term financial health of the Company.

     The Compensation Committee determined that it would focus on three primary components of the executive compensation program, each of which would be structured, to the extent appropriate, to reflect corporate and individual performance: base salary compensation, annual incentive compensation, and long-term incentive compensation. In determining executive compensation packages, the Compensation Committee determined that it would consider comparable company data and such other information as it, in its subjective judgment, deemed relevant or appropriate.

REVIEW OF COMPENSATION POLICIES AND RECOMMENDATIONS

     The Compensation Committee identified a group of food products companies to use for purposes of compensation comparisons and reviewed the compensation policies and programs described in recent proxy statements of these companies. Some, but not all, of these companies are included in the Standard & Poor's Food Products Index, which is included in the performance graph on page 12 of this proxy statement. The Compensation Committee then reviewed the recommendations of senior management in light of the comparative data for other food products companies. The recommendations of senior management included no changes to existing base salary levels for senior executives and no changes to the existing incentive compensation plan, retirement compensation plans and deferred compensation plan, but increased the term life insurance coverage offered to certain senior executive officers by amounts ranging from $62,500 to $1,750,000 (so that the total amount of life insurance coverage offered would range from $650,000 to $5,000,000) and established a non-accountable annual travel and entertainment account for the Chairman and Vice Chairman in the amount of $100,000 and $25,000, respectively. In the course of its review and its deliberations to reach its compensation recommendations, the Committee took into account a number of factors, including the following:

   - The unique, complex nature of the Company's highly competitive business, which competes with divisions of significantly larger companies with greater resources than the Company;

   - The long-term business strategy of the Company to focus on improving its competitive position by building long-term balance sheet strength which in the short term may adversely affect short-term operating results;

   -    The lack of any directly comparable public companies;

   - The compensation information reviewed by the Committee for other food products companies;

   - The need for total cash compensation offered by the Company to be greater than the median range of its competitors in order to attract and keep highly qualified senior management in a circumstance in which, among other things, the Company is located in a rural area and has an equity security that is closely held and thinly traded at market prices and trends that have not historically reflected the potential benefits of the long-term business strategy of the Company;

   - The fact that the incentive portion of cash compensation is based in part on net profits, return on average assets and return on equity;

   - The benefits available to senior executives, including the deferred compensation plan, retirement benefits and life insurance coverage; and

   - The policies included in the Company's revised Policy Manual which restrict certain benefits available to the senior executive officers.

     In light of these factors and other considerations, including those set forth below, which factors it applied in its subjective judgment, the Compensation Committee made the following recommendations to the Board with respect to the compensation of senior executives. The Committee also approved a revised Policy Manual governing, among other things, the availability of travel and other benefits to senior executives.

BASE SALARY

     Primarily due to the long-term business strategy of the Company which has adversely affected short-term operating results and the relative illiquidity of the trading market for the Company's Common Stock, the Committee has determined that the principal portion of management's compensation should be in the form of salary. The Committee believes that its goal of attracting and retaining the best management available to operate the type of business in which the Company is engaged, in its rural location, requires a large element of stability in its compensation policies, with total compensation weighted towards base salary. However, in light of factors such as operating results for fiscal 1995 and comparable compensation arrangements, which factors were applied subjectively by the Committee, it was determined that no increases in base salary for senior executives should be made for fiscal 1996. The difference between fiscal 1995 and 1996 salary as shown in the Summary Compensation Table is the result of an increase in base salary implemented in July 1994.

INCENTIVE COMPENSATION

     The Company's Incentive Compensation Plan, which covers senior executives, uses net income, return on average assets and return on equity (as calculated in accordance with the Plan) to determine the amount of bonus payable to each executive. (The formula also takes into account each executive's position and its relative impact on financial performance. The resulting bonus award may also be adjusted downward in the event of poor performance on the part of the executive.) The Committee believes that the broad measures of the Company's performance incorporated into the Incentive Compensation Plan provide an appropriate incentive to achieve the Company's long-term goals.

INCENTIVE STOCK OPTIONS

     The Company has adopted an Incentive Stock Option Plan that provides for the grant of stock options to key employees of the Company. To date, the award of options has been limited to 200,000 shares for any individual. The award of options under the plan is normally made when an employee has become established in a key management position. The Company adopted this plan to provide additional incentive to achieve the long-term goals of the Company which should over time be reflected in a rising market for the Company's common stock.
There are twenty-one employees of the Company who have options currently outstanding under the plan and three of the five named individuals have been granted options for an aggregate of 505,884 shares. No options were granted to senior executives during fiscal 1996. The plan provides that an option may not be granted to any person who owns, as defined in Section 422 of the Internal Revenue Code, stock aggregating more than 10% of the combined voting power or value of all classes of stock of the Company. As a result, no options have been issued to James I. Tankersley or Daniel B. Tankersley.

COMPENSATION OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     The same philosophies that underlie the Compensation Committee's policies with respect to compensation of executive officers in general form the basis for decisions concerning the compensation of James I. Tankersley, the Company's Chairman and Chief Executive Officer. In addition, the Committee considered the significant equity interest held by Mr. Tankersley, as well as the nature and degree of efforts required of Mr. Tankersley to maintain and build customer, supplier and industry relationships. Other factors considered were Mr. Tankersley's individual performance in light of the long-term business strategy of the Company and the competitive environment in fiscal 1996. The Committee also considered the potential negative impact on the market value of the Company's Common Stock if, on Mr. Tankersley's death, his estate was forced for liquidity purposes to sell all or a significant portion of the stock held by Mr. Tankersley. As a result of those factors, which were subjectively applied, the Committee believed that the compensation of the Chairman and Chief Executive Officer should be based primarily on base salary and secondarily through participation in the Company's Incentive Compensation Plan. The Committee recommended no salary increase in fiscal 1996, but it recommended an increase in the amount of life insurance coverage offered to James I. Tankersley to $5,000,000 and a non-accountable expense account for him in the amount of $100,000, having considered in its subjective judgment the travel and entertainment needs of the office.

SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended.
("Section 162(m)") generally limits federal income tax deductions for compensation paid after 1993 to the chief executive officer and the four most highly compensated officers of the Company to $1 million per year, but provides an exception for performance-based compensation that satisfies certain conditions. The Committee has not adopted a definitive policy regarding
Section 162(m). However, in making compensation decisions, the Committee will consider the net cost of compensation to the Company and whether it is consistent with other compensation objectives.

                                                      Dr. Joseph A. Geary
                                                      John S. Wilder




COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The members of the Compensation Committee during the last fiscal year were Mr. Wilder (Chairman) and Dr. Geary, neither of whom is a former or current officer or employee of the Company. There were no interlocks or relationships requiring disclosure under applicable SEC rules.

COMMON STOCK PERFORMANCE

     As part of the executive compensation information disclosures, the Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with stock performance of appropriate similar companies. The Company's common stock is traded on the American and Pacific stock exchanges and one appropriate index is the S&P 500. Because "peer companies" are either privately owned or are part of much larger conglomerates, the Company is not able to construct its own peer group index. The closest additional index which is available is the S&P Food Products Index. The comparison shows the cumulative total return for five years, assuming reinvestment of dividends, on $100 invested on March 1, 1991 in United Foods, Inc. Class A Common Stock, United Foods, Inc. Class B Common Stock, the Standard and Poors 500 and the Standard and Poors Food Products Index.

    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL VALUE AMONG UNITED FOODS, INC.,
                      S&P 500 AND S&P FOOD PRODUCTS INDEX


                                                                                     S&P Food
Measurement Period        United Foods, Inc.     United Foods, Inc.                  Products
(Fiscal Year Covered)         Class A                 Class B           S&P 500       Index
1991                          100.00                  100.00            100.00        100.00
1992                          100.00                  100.00            112.43        120.66
1993                          100.00                  107.14            120.79        126.69
1994                          107.14                  103.60            127.26        112.73
1995                          132.17                  146.46            132.78        127.39
1996                          121.43                  114.29            174.47        159.49



                                   PROPOSAL 2

                   AMENDMENT OF CERTIFICATE OF INCORPORATION
                 TO DECREASE IN THE NUMBER OF AUTHORIZED SHARES

     The Board of Directors of the Company believes that the best interests of the Company and its stockholders will be served by amending the Company's Certificate of Incorporation to decrease the number of authorized shares of Common Stock. The Board of Directors believes that decreasing the number of authorized shares of Common Stock will reduce the Company's annual Delaware franchise tax liability, which is based in part on the number of authorized shares. On May 23, 1996, the Board of Directors adopted resolutions approving and recommending that the stockholders approve a decrease in the Company's authorized Common Stock, including a decrease in Class A from 25,000,000 shares to 12,000,000 shares and a decrease in Class B from 10,000,000 shares to 6,000,000 shares. The sole purpose of the proposed amendment is to decrease the number of authorized shares of Common Stock in order to achieve the anticipated tax savings. There can be no assurance that the anticipated tax savings will be achieved.

     As of May 31, 1996, the Company had 5,110,075 shares of Class A Common Stock issued and outstanding. In addition, 889,384 shares of Class A Common Stock were reserved for issuance under the Company's Incentive Stock Option Plan and 5,699,854 shares were reserved for issuance upon conversion of the outstanding Class B Common Stock. Thus, at May 31, 1996, there were 13,300,387 authorized shares of Class A Common Stock unissued and not reserved for issuance.

     The Company also had 5,699,854 shares of Class B Common Stock issued and outstanding as of May 31, 1996. No additional shares of Class B were reserved for issuance. Thus, at May 31, 1996, there were 4,300,146 authorized shares of Class B Common Stock unissued and not reserved for issuance.

     The proposed decrease in the number of authorized shares will have the effect of preventing the Company from issuing or reserving shares of Class A and Class B Common Stock in excess of the amounts provided in the proposed amendment to the Certificate of Incorporation. The Company will only be able to issue or reserve additional shares of Class A or Class B Common Stock if it purchases shares of Class A or Class B Common Stock from existing stockholders and re-issues this stock, or if the number of authorized shares is increased by a subsequent amendment to the Certificate of Incorporation, which amendments would require the approval of the holders of a majority of the voting power of the Common Stock then outstanding and a majority of the then outstanding shares of the class or classes so increased.

     The decrease in the number of authorized shares of Class A and Class B Common Stock will be accomplished by amending Article IV(A) of the Company's Certificate of Incorporation in its entirety. Article IV(A) currently states:

      A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Forty Five Million (45,000,000) shares of capital stock, consisting of Ten Million (10,000,000) shares of Preferred Stock with a par value of one dollar ($1.00) per share, and Thirty Five Million (35,000,000) shares of Common Stock with a par value of one dollar ($1.00) per share, of which Twenty FIve Million (25,000,000) shares shall be designated "Class A Common Stock" and Ten Million (10,000,000) shares shall be designated "Class B Common Stock". The number of authorized shares of Preferred Stock and of Common Stock may be increased or decreased from time to time if approved by the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon.

     It will be replaced by the following:

      A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Eight Million (28,000,000) shares of capital stock, consisting of Ten Million (10,000,000) shares of Preferred Stock with a par value of one dollar ($1.00) per share and Eighteen Million (18,000,000) shares of Common Stock with a par value of ($1.00) per share, of which Twelve Million (12,000,000) shares shall be designated "Class A Common Stock" and Six Million (6,000,000) shares shall be designated "Class B Common Stock". The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased from time to time if approved by the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon.

     A copy of the proposed amendment to the Certificate of Incorporation is set forth as Exhibit A to this proxy statement.

REQUIRED STOCKHOLDER VOTE

     Approval of the proposed decrease in the authorized Common Stock requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote at the 1996 Annual Meeting and the affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common Stock entitled to vote at the 1996 Annual Meeting.
The Board of Directors believes that it is in the best interest of the Company to approve the proposed decrease in the authorized Common Stock and the Board of Directors unanimously recommends that stockholders vote FOR the proposal.

                                   PROPOSAL 3

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors of the Company has recommended the appointment of BDO Seidman, LLP as the independent public accountants to audit the financial statements of United Foods, Inc., for the year ending February 28, 1997. This recommendation has been approved by the Board of Directors and is being presented for approval or rejection by our stockholders. A majority vote is required for approval. A member of that firm will have the opportunity to make a statement at the annual meeting and will be available to respond to any appropriate question.

                               OTHER INFORMATION

     No business other than that set forth in the attached Notice of Annual Meeting is expected to come before the meeting, but should other matters requiring a vote of the stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying Proxy will vote thereon according to their best judgment in the interest of the Company. In the event that any of the above-named nominees for the office of director shall withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place in the best interest of the Company.

                            STOCKHOLDERS' PROPOSALS

     The last day for receipt of resolutions for inclusion in the Company's Proxy Material for the 1997 Annual Meeting is February 20, 1997.

                             ADJOURNMENT OF MEETING

     It is intended that the proxies will be voted in favor of adjourning the meeting from time to time in the event that a quorum is not present at the scheduled meeting date, until such time as a quorum is present, and if present or desirable, to recess. A majority constitutes a quorum.

                                   FORM 10-K

     The Company's 1996 report on Form 10-K, as filed with the Securities and Exchange Commission, is included as a part of the Annual Report, except for certain exhibits and schedules which have been omitted. Such exhibits and schedules or additional copies of the Annual Report will be forwarded to stockholders without charge, upon written request addressed to United Foods, Inc., Attention Secretary, Ten Pictsweet Drive, Bells, Tennessee 38006-0119.

                               RETURN OF PROXIES

     It is important that the proxies be returned promptly so as to assure a quorum in order that the business meeting may be conducted and accomplished. Stockholders who do not expect to attend are urged to execute and return their proxy in the enclosed Business Reply Envelope, which requires no postage if mailed in the United States.


    June 17, 1996                         Daniel B. Tankersley



                                          Secretary

                                   EXHIBIT A

                            CERTIFICATE OF AMENDMENT
           TO THE CERTIFICATE OF INCORPORATION OF UNITED FOODS, INC.


     In accordance with the provisions of Section 242 of the Delaware Corporation Law, Article IV (A) of the Certificate of Incorporation of United Foods, Inc. has been amended to read as follows:

      The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Eight Million (28,000,000) shares of capital stock, consisting of Ten Million (10,000,000) shares of Preferred Stock with a par value of one dollar ($1.00) per share and Eighteen Million (18,000,000) shares of Common Stock with a par value of ($1.00) per share, of which Twelve Million (12,000,000) shares shall be designated "Class A Common Stock" and Six Million (6,000,000) shares shall be designated "Class B Common Stock". The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased from time to time if approved by the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon.


     IN WITNESS WHEREOF, United Foods, Inc. has caused this certificate of Amendment to be signed by James I. Tankersley, its Chairman of the Board, and attested by Daniel B. Tankersley, its Vice Chairman of the Board and Secretary, this _____ day of _____________, 1996.



                                                UNITED FOODS, INC.



                                                BY:
                                                  -----------------------------
                                                   James I. Tankersley,
                                                   Chairman of the Board


  ATTEST



  BY:
     ----------------------------------------
     Daniel B. Tankersley,
     Vice Chairman of the Board and Secretary

                                                                      APPENDIX A



- -----------------------------------------------------------------------------------------------------------------------------------
                                                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                    PROXY                   The undersigned hereby appoints James I. Tankersley and B.M. Ennis, or either of them, as Proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of
              UNITED FOODS, INC.            Class A and Class B Common Stock of United Foods, Inc., held of record by the
             TEN PICTSWEET DRIVE            undersigned on May 31, 1996, at the annual meeting of stockholders to be held on
         BELLS, TENNESSEE 38006-0119        July 10, 1996, or any adjournments thereof.
- -----------------------------------------------------------------------------------------------------------------------------
1. ELECTION OF DIRECTORS:  [  ] FOR all nominees listed below             [  ] WITHHOLD AUTHORITY
                                (except as marked to the contrary below)       to vote for all nominees listed below
Nominee for election by Class A Common Stockholders: Daniel B. Tankersley
Nominees for election by Class B Common Stockholders: Carl W. Gruenewald, II and Julia T. Wells
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in space provided below.)

2. PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO DECREASE AUTHORIZED SHARES:
                           [  ] FOR                                       [  ] AGAINST                    [  ] ABSTAIN
3. PROPOSAL TO APPROVE THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY:
                           [  ] FOR                                       [  ] AGAINST                    [  ] ABSTAIN
4. AUTHORIZATION FOR PROXIES TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING:
                           [  ] GRANT AUTHORITY                           [  ] WITHHOLD AUTHORITY
                                           (Continued and to be signed on the other side)

- -----------------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------------




      SHARES OF THE COMPANY'S CLASS A COMMON STOCK ARE DESIGNATED ABOVE AS
"COMA" AND SHARES OF THE COMPANY'S CLASS B COMMON STOCK ARE DESIGNATED
ABOVE AS "COMB".
- -------------------------------------------------------------------------------------------------------------------------
      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND TO "GRANT AUTHORITY" FOR PROPOSAL 3.

      PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS
ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL
CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED
PERSON.








DATED:.                                              SIGNATURE
- -----------------------------------------------

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY         SIGNATURE IF HELD JOINTLY
CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
- -----------------------------------------------